EXHIBIT 4.1

           1997 INTERNATIONAL TECHNOLOGY CORPORATION

        NON-EMPLOYEE DIRECTOR STOCK PLAN--DIRECTOR FEES


          1. Purpose of the Plan. Under this Non-Employee Director Stock Plan--Director Fees (the "Plan") of International Technology Corporation, a Delaware corporation (the "Company"), shares of the Company's common stock, $.01 par value (the "Common Stock"), may be issued to Eligible Persons. The Plan is designed to promote the long-term growth and financial success of the Company by enabling the Company to attract, retain and motivate such persons by providing for or increasing their proprietary interest in the Company.

          2. Effective Date. The Plan shall be in effect commencing on the date of approval of the Plan by the Board of Directors of the Company (the "Board") with respect to Director Fees payable with respect to all fiscal quarters from and after the quarter ended December 31, 1996. Shares of Common Stock may not be awarded more than five years after the effective date of the Plan or termination of the Plan by the Committee, whichever is earlier.

          3. Plan Operation. The Plan is intended to satisfy the conditions and requirements of Rule 16b-3 adopted under the Securities Exchange Act of 1934, as amended (or its successor) (the "Exchange Act").

          4. Eligible Persons. The persons eligible to receive an award of shares of Common Stock hereunder ("Eligible Persons") are those directors of the Board who, on the first day of any fiscal quarter, are not employees of the Company or a subsidiary of the Company. For purposes of this Section 4, a person shall not be considered an employee solely by reason of serving as Chairman of the Board.

          5.   Administration of Plan.

          (a) The Plan shall be administered by the Compensation Committee of the Board (the "Committee"). If no persons are designated by the Board to serve on the Committee, the Plan shall be administered by the Board and all references herein to the Committee shall refer to the Board. The Board shall have the discretion to appoint, add, remove or replace members of the Committee, and shall have the sole authority to fill vacancies on the Commit Unless otherwise provided by the Board, the Committee shall consist of the Board of Directors or of two or more directors each of whom is a "Non-Employee Director" (as such term is defined in Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time).

          (b) Subject to the provisions of the Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of the Plan with respect to the issuance of Common Stock over which such Committee has authority, including, without limitation, the following:
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               (i)   adopt, amend and rescind rules and regulations
                     relating to the Plan;

               (ii) determine whether, and the extent to which adjust-ments are required pursuant to Section 7 hereof; and

               (iii) interpret and construe any terms and conditions of,
                     and define any terms used in, the Plan and any rules and regulations under the Plan.

          (c) All decisions, determinations, and interpretations of the Committee shall be final and conclusive upon any Eligible Person to whom Common Stock is issued under the Plan and to any other person holding an Award.

          6. Stock Subject to Plan. The maximum number of shares that may be subject to award hereunder shall be One Hundred Thousand (100,000) shares of Common Stock, subject to adjustments under Section 7.

          7. Adjustments. If the outstanding securities of the class then subject to the Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in the number and type of shares or other securities that may be awarded under the Plan.

          8.   Common Stock Awards.

          (a) Director Fees, if any, payable to Eligible Persons with respect to any fiscal quarter shall be paid in cash, unless an Eligible Person notifies the Company, pursuant to Section 8(b), that he or she elects to receive payment of all such Director Fees through the issuance of shares of Common Stock. The number of shares of Common Stock to be issued to an Eligible Person on the Initial Payment Date or any Subsequent Payment Date shall be equal to the quotient obtained by dividing the Dollar Amount with respect to the Initial Payment Date or a Subsequent Payment Date, as the case may be, by the Fair Market Value of a share of Common Stock on the date of Board approval of the Plan with respect to Director Fees subject to an Initial Notice and on the relevant Subsequent Payment Date with respect to Director Fees subject to a Subsequent Notice. All shares of Common Stock issued hereunder shall be shares of Common Stock held in treasury or reacquired in the open market or through negotiated transactions by the Company.

          (b) Written notice of an election to receive payment of any Director Fees through the issuance of shares of Common Stock must be delivered to the Secretary of the Company. Notice of election to receive Director Fees in the form of Common Stock payable with respect to Board meeting fees and Board committee meeting fees for the quarter ended

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December 31, 1996 and the quarterly retainer fees payable with respect to the quarter ended December 31, 1996 and the quarter ending March 31, 1997 (the "Initial Notice") must be received by the Company within five days of the date of Board approval of the Plan. Shares of Common Stock issuable with respect to Director Fees subject to an Initial Notice shall be issued on the date of effectiveness of a Registration Statement on Form S-8 of the Company with respect to shares of Common Stock issuable pursuant to the Plan (the "Initial Payment Date"). Notice of election to receive Director Fees in the form of Common Stock payable with respect to Board meeting fees and Board committee meeting fees for any quarter from and including the quarter ending March 31, 1997 and quarterly retainer fees for any quarter from and including the quarter ending June 30, 1997 (a "Subsequent Notice") must be received by the Company at least five days prior to the last day of the first fiscal quarter for which the Eligible Person elects to receive payment of Director Fees through the issuance of Common Stock, and shall be effective (A) with respect to quarterly retainer fees for the next succeeding fiscal quarter and (B) with respect to Board meeting and Board committee meeting fees for the fiscal quarter in which the Company receives such Subsequent Notice. Shares of Common Stock issuable pursuant to any Subsequent Notice shall be issued first on the first business day of the fiscal quarter immediately following the fiscal quarter in which a Subsequent Notice is received and thereafter on the first business day of each succeeding fiscal quarter to which the Subsequent Notice relates (a "Subsequent Payment Date"). Any Subsequent Notice shall be effective for all succeeding fiscal quarters unless and until a written notice is received by the Company that the election reflected in the Subsequent Notice is revoked, which revocation shall be effective with respect to the Subsequent Payment Date or Dates specified therein, provided that the first such Subsequent Payment Date must be at least five days after the date written notice of revocation is received by the Company.

          9. Documentation of Awards. Awards of stock made under the Plan shall be evidenced by written agreements or such other appropriate documentation as the Committee shall prescribe. Notwithstanding the foregoing, the Committee need not require the execution of any instrument or acknowledgment of an award under the Plan, in which case acceptance of shares of Common Stock by the respective non-employee director will constitute agreement to the terms of the award and the Plan.

          10. Amendment and Termination. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan, provided that no such action shall deprive any non-employee director, without his or her consent, of any of his or her rights with respect to shares of Common Stock previously awarded and provided further that the provisions of the Plan designating persons eligible to participate in the Plan and specifying the amount and timing of awards under the Plan shall\ not be amended more than once every six months other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act or the rules thereunder.

          11. Compliance with Law. Common Stock shall not be issued under the Plan unless and until counsel for the Company shall be satisfied that any conditions necessary for such issuance to comply with applicable federal, state or local tax, securities or other laws or rules or applicable securities exchange requirements have been fulfilled.

          12. Definitions. The following terms used in the Plan shall have the meanings specified below:

          "Common Stock" shall have the meaning set forth in Section 1 hereof.

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          "Company" shall have the meaning set forth in Section 1 hereof.

          "Director Fees" shall mean all Board meeting fees, Board committee meeting fees and quarterly retainer fees payable to an Eligible Person.

          "Dollar Amount" shall mean, with respect to (A) the Initial Payment Date, the sum of (i) Board meeting and Board committee meeting fees payable with respect to the quarter ended December 31, 1996 and (ii) the quarterly retainer fees payable with respect to the quarter ended December 31, 1996 and the quarter ending March 31, 1997, payable to an Eligible Person from whom an Initial Notice has been received, and (B) any Subsequent Payment Date, the sum of (i) Board meeting and Board committee meeting fees payable with respect the fiscal quarter ending immediately prior to such Subsequent Payment Date and (ii) the quarterly retainer fee payable with respect to the fiscal quarter in which such Subsequent Payment Date occurs, payable to an Eligible Person from whom a Subsequent Notice has been received.

          "Eligible Person" shall have the meaning set forth in Section 4.

          "Exchange Act" shall have the meaning set forth in Section 3 hereof.

          "Fair Market Value" shall mean the last sale price, regular way, of a share of Common Stock on the date of determination, or if no such sale takes place on such date, on the next preceding day on which a sale did take place, in either case as reported on the Composite Tape for New York Stock Exchange Listed Companies.

          "Initial Notice" shall have the meaning set forth in Section 8(b) hereof.

          "Initial Payment Date" shall have the meaning set forth in
Section 8(b) hereof.

          "Plan" shall have the meaning set forth in Section 1 hereof.

          "Subsequent Notice" shall have the meaning set forth in Section 8(b) hereof.

          "Subsequent Payment Date" shall have the meaning set forth in
Section 8(b) hereof.



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